Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS FOURTH QUARTER AND 2008 RESULTS

DEERFIELD, Ill., Feb. 12, 2009 — United Stationers Inc. (NASDAQ: USTR) reported results for its fourth quarter and year ended December 31, 2008.

Fourth Quarter Financial Summary

•                  Net sales were $1.1 billion, up 2.3% compared with the same period in 2007.

•                  Diluted earnings per share were $0.95, versus $1.12 in the prior year.

•                  Gross margin was $176.5 million, or 15.4% of sales, versus $180.7 million, or 16.1% a year ago.

•                  Operating expenses were $133.5 million, or 11.7% of sales, compared with $128.6 million, or 11.5% of sales in 2007.

•                  Operating income was $43.0 million, or 3.8% of sales, versus $52.1 million, or 4.7% of sales in the prior year.

2008 Financial Summary

•                  Net sales grew by 7.3% to nearly $5.0 billion.

•                  Diluted earnings per share rose by 7.8% to $4.13.

•                  Gross margin was $740.7 million, or 14.9% of sales.

•                  Operating expenses were $548.2 million, or 11.0% of sales.

•                  Operating income was $192.5 million, or 3.9% of sales.

•                  On a GAAP basis, net cash used in operating activities totaled $129.3 million.  Excluding accounts receivable sold, net cash provided by operating activities reached $95.7 million(1) as compared with $195.1 million(1) in 2007.

“While 2008 was challenging, our positive results affirmed the strength of our business model and the success of our strategies,” said Richard W. Gochnauer, president and chief executive officer. “We continue to expand our routes-to-market for our suppliers’ products, as well as support our resellers through new investments in technology, logistics infrastructure and innovative marketing programs. In anticipation of further deterioration of the economy, we made proactive cost adjustments in the fourth quarter and earlier this year. Our liquidity and access to credit remain strong and United enters 2009 in a solid financial position.”

Fourth Quarter Results

Net sales for the fourth quarter of 2008 were $1.1 billion, up 2.3% versus 2007.  ORS Nasco, acquired in December 2007, contributed approximately 6% to this growth rate.  Sales per workday in the janitorial/breakroom product category were up approximately 9%, while the traditional office products, technology products and office furniture categories were down 3%, 8% and 20%, respectively.

Gross margin for the latest quarter was $176.5 million, or 15.4% of sales, compared with $180.7 million, or 16.1% of sales in the prior-year.  Lower sales volume and inventory purchases resulted in reduced supplier allowances, which negatively affected gross margin, along with the continuing impact of a lower margin product mix.  This was partially offset by the positive effect on gross margin of higher product cost inflation.

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Operating expenses for the fourth quarter were $133.5 million, or 11.7% of sales, compared with $128.6 million, or 11.5% of sales in the same period a year ago.  2008 operating expenses included an incremental $8.5 million related to ORS Nasco.  Excluding this, operating expenses declined $3.6 million due to various cost containment actions as well as lower payroll which helped offset a $6.2 million increase in bad debt expense.

Operating income in the fourth quarter was $43.0 million, or 3.8% of sales, compared with $52.1 million, or 4.7% in the same quarter of 2007.

Diluted earnings per share for the fourth quarter were $0.95, compared with $1.12 in the prior-year quarter.

2008 Results

Net sales for 2008 were nearly $5.0 billion, up $340.5 million, or 7.3%, compared with the prior year.  Adjusted for one additional sales day in 2008, sales were up 6.9%.  ORS Nasco contributed 6.5% of this workday adjusted sales growth.

Gross margin as a percent of sales for 2008 was 14.9%, compared with 15.2% in 2007.

Operating expenses totaled $548.2 million or 11.0% of sales, versus $504.2 million, or 10.9% of sales in 2007.  2008 operating expenses included a $9.8 million gain on the sales of three buildings, and an unfavorable $6.7 million asset impairment charge.  During 2007, operating expenses were unfavorably affected by a $1.4 million restructuring charge.  Adjusting for these items, operating expenses in 2008 increased $48.5 million(1) of which $36.7 million was related to the incremental impact of ORS Nasco.

Operating income in 2008 was $192.5 million, or 3.9% of sales, compared with $202.5 million, or 4.4% in 2007.  Diluted earnings per share for 2008 were $4.13 per share, up from $3.83 in 2007.  2008 non-GAAP diluted earnings per share rose 4.9% to $4.05(1) compared with $3.86(1) in 2007.  This comparison excludes the gains, asset impairment charge and the 2007 restructuring charge mentioned above.

Debt Trends and Cash Flow

Outstanding debt totaled $663.1 million at December 31, 2008.  Outstanding debt plus securitization financing totaled $686.1 million(1) at year end, down $12.9 million(1) from the prior-year end.

Net cash used by operating activities in 2008 was $129.3 million, compared with a source of cash of $218.1 million in 2007. After excluding the effects of accounts receivable sold, net cash provided by operating activities totaled $95.7 million (1) in 2008, compared with $195.1 million(1) in 2007.  Net cash provided by operating activities in 2007 was significantly boosted by timing shifts between 2006 and 2007 related to inventory investments and marketing programs. Cash flow used in investing activities totaled $28.4 million for 2008, including the acquisition of Emco Distribution LLC for $15.2 million. Capital spending was $31.7 million and proceeds on dispositions totaled $18.2 million.

“We ended the year in a solid financial position, with debt well within our targeted leverage range and committed debt capacity sufficient to meet our funding needs,” Gochnauer said.  “Cash flow slowed at year end because of weakening sales and the timing of inventory purchases. We are managing all aspects of our business in 2009 to deliver strong cash flow and plan to use free cash flow to reduce debt. We expect to hold capital spending under $20 million in 2009.”

 2009 Outlook and Cost Reduction Actions

“Business customers are reacting to the recessionary environment by reducing spending and employment, and we are seeing the effects in declining sales,” stated Gochnauer. “First quarter revenues to date are down about 8%, and we expect the market to remain difficult throughout 2009. We have responded by accelerating cost reduction initiatives and adjusting staffing levels.”

Cost reduction actions announced in January included eliminating 250 positions, or 4% of the workforce. The company expects to take a charge of $2.5 million to $3.5 million in the first quarter as a result. Savings in 2009 before the charge are expected to be approximately $13 million. Other cost reductions targeting labor-related and other expenses are expected to save an additional $10 million in 2009.  Further savings are expected from ongoing War on Waste initiatives.

“I am proud of how our associates have taken the initiative to reduce costs and position the company for the difficult year ahead,” said Gochnauer. “We will continue to make adjustments to align our expenses with revenues.  At the same time, we will support our customers’ and suppliers’ efforts to streamline their supply chains, improve productivity and reach new markets.  We are committed to continue investing in new capabilities that will allow us to emerge from these difficult times in an even stronger competitive position.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, February 13, 2009, at 10:00 a.m. CT, to discuss fourth quarter and 2008 results. To participate, callers within the U.S. and Canada should dial (800) 762-8779, and international callers should dial (480) 248-5081 approximately 10 minutes before the presentation.  The passcode is “3964685.”  To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends.  This news release, along with other information relating to the call, also will be available there.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by United on this matter in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2008 of $5.0 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 67 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.6% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1) This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references to financial results within this news release are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007

Net sales	$1,145,214	$1,119,922	$4,986,878	$4,646,399
Cost of goods sold	968,719	939,232	4,246,199	3,939,684
Gross profit	176,495	180,690	740,679	706,715

Operating expenses:
Warehousing, marketing and administrative expenses	133,466	128,595	548,222	502,810
Restructuring charge	—	—	—	1,378

Total operating expenses	133,466	128,595	548,222	504,188

Operating income	43,029	52,095	192,457	202,527

Interest expense, net	7,392	4,081	27,515	11,912

Other expense, net	1,783	3,841	8,079	14,595

Income before income taxes	33,854	44,173	156,863	176,020

Income tax expense	11,299	15,833	58,449	68,825

Net income	$22,555	$28,340	$98,414	$107,195

Net income per share - diluted	$0.95	$1.12	$4.13	$3.83
Weighted average number of common shares – diluted	23,669	25,335	23,847	27,976

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,662	$21,957
Accounts receivable, net*	282,350	321,305
Retained interest in receivables sold, net*	327,860	94,809
Inventories	680,516	715,161
Other current assets	33,857	38,595
Total current assets	1,335,245	1,191,827

Property, plant and equipment, net	153,014	173,123
Intangible assets, net	67,982	68,756
Goodwill, net	314,441	315,526
Other long-term assets	10,834	16,323
Total assets	$1,881,516	$1,765,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$341,084	$448,608
Accrued liabilities	186,530	199,961
Total current liabilities	527,614	648,569

Deferred income taxes	—	30,172
Long-term debt	663,100	451,000
Other long-term liabilities	125,164	61,560
Total liabilities	1,315,878	1,191,301

Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 37,217,814 shares in 2008 and 2007	3,722	3,722
Additional paid-in capital	382,721	376,379
Treasury stock, at cost — 13,687,843 and 12,645,513 shares at December 31, 2008 and 2007, respectively	(712,944)	(650,187)
Retained earnings	957,089	859,292
Accumulated other comprehensive loss	(64,950)	(14,952)
Total stockholders’ equity	565,638	574,254
Total liabilities and stockholders’ equity	$1,881,516	$1,765,555

*The December 31, 2008 and 2007 accounts receivable balances do not include $23.0 million and $248.0 million, respectively, of accounts receivable sold through a securitization program.

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2008	2007
Cash Flows From Operating Activities:
Net income	$98,414	$107,195
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	43,457	42,700
Share-based compensation	8,971	8,888
Write-off of capitalized software development costs	6,735	—
Write down of assets held for sale	—	546
(Gain) loss on the disposition of plant, property and equipment	(9,851)	529
Amortization of capitalized financing costs	924	705
Excess tax benefits related to share-based compensation	(72)	(9,467)
Deferred income taxes	447	(4,119)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Decrease (increase) in accounts receivable, net	47,323	(15,907)
(Increase) decrease in retained interest in receivables sold, net	(233,051)	12,340
Decrease in inventory	39,530	14,404
Increase in other assets	(14,752)	(6,161)
(Decrease) increase in accounts payable	(76,449)	70,012
Decrease in checks in-transit	(31,566)	(27,349)
(Decrease) increase in accrued liabilities	(14,137)	21,211
Increase in other liabilities	4,772	2,527
Net cash (used in) provided by operating activities	(129,305)	218,054
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(14,891)	(180,603)
Sale of Canadian Division	—	1,295
Capital expenditures	(31,713)	(18,685)
Proceeds from the disposition of property, plant and equipment	18,238	95
Net cash used in investing activities	(28,366)	(197,898)
Cash Flows From Financing Activities:
Net borrowings (repayments) under Revolving Credit Facility	212,100	(1,300)
Borrowings from financing agreements	—	335,000
Net proceeds from the exercise of stock options	2,019	28,965
Acquisition of treasury stock, at cost	(67,505)	(383,330)
Excess tax benefits related to share-based compensation	72	9,467
Payment of debt issuance costs	(256)	(1,990)
Net cash provided by (used in) financing activities	146,430	(13,188)
Effect of exchange rate changes on cash and cash equivalents	(54)	—
Net change in cash and cash equivalents	(11,295)	6,968
Cash and cash equivalents, beginning of period	21,957	14,989
Cash and cash equivalents, end of period	$10,662	$21,957

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt-to-Total Capitalization

(dollars in thousands)

	December 31,
	2008	2007	Change
Long-term debt	$663,100	$451,000	$212,100
Accounts receivable sold	23,000	248,000	(225,000)
Total debt and securitization (adjusted debt)	686,100	699,000	(12,900)
Stockholders’ equity	565,638	574,254	(8,616)
Total capitalization	$1,251,738	$1,273,254	$(21,516)

Adjusted debt-to-total capitalization	54.8%	54.9%	(0.1)%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivable sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt and calculates debt to total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Years Ended December 31,
	2008	2007
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(129,305)	$218,054
Excluding the change in accounts receivable sold	225,000	(23,000)
Net cash provided by operating activities excluding the effects of accounts receivable sold	$95,695	$195,054

Cash Flows From Financing Activities:
Net cash provided by (used in) financing activities	$146,430	$(13,188)
Including the change in accounts receivable sold	(225,000)	23,000
Net cash (used in) provided by financing activities including the effects of accounts receivable sold	$(78,570)	$9,812

Note: Net cash provided by operating activities, excluding the effects of accounts receivable sold, is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Diluted Earnings Per Share

 (in thousands, except per share data)

	For the Years Ended December 31,
	2008		2007
	Amount	% to Net Sales	Amount	% to Net Sales

Sales	$4,986.9	100.00%	$4,646.4	100.00%

Gross profit	$740.7	14.85%	$706.7	15.21%

Operating expenses	$548.2	10.99%	$504.2	10.85%
Gain on the sale of distribution centers	5.1	0.10%	—	—
Gain on sale of former corporate headquarters	4.7	0.09%	—	—
Asset impairment charge	(6.7)	-0.13%	—	—
Restructuring charge	—	—	(1.4)	-0.03%
Adjusted operating expenses	$551.3	11.05%	$502.8	10.82%

Operating income	$192.5	3.86%	$202.5	4.36%
Operating expense items noted above	(3.1)	-0.06%	1.4	0.03%
Adjusted operating income	$189.4	3.80%	$203.9	4.39%

Net income per share - diluted	$4.13		$3.83
Per share operating expense items noted above	(0.08)		0.03
Adjusted net income per share - diluted	$4.05		$3.86

Adjusted net income per diluted share growth rate over the prior year period	5%

Weighted average number of common shares - diluted	23,847		27,976

Note: Adjusted operating expenses, operating income and earnings per share exclude the effects of a gain on the sale of two distribution centers, a gain on the sale of the company’s former corporate headquarters, an asset impairment charge related to the SAP Hosted Solution for Business Products Resellers and a restructuring charge.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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